UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 27, 2012

HENRY SCHEIN, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27078	11-3136595
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

135 Duryea Road Melville, New York		11747
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (631) 843-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

New Private Placement Shelf Facility

On April 27, 2012, Henry Schein, Inc. (the “Company”) entered into a new $200 million private placement shelf agreement with Metropolitan Life Insurance Company, Metlife Investment Advisors Company, LLC and each MetLife affiliate which becomes party thereto (collectively, “MetLife”). The facility is uncommitted and will, subject to the terms and conditions set forth therein, allow the Company to issue senior promissory notes to MetLife at fixed rate economic terms to be agreed upon at the time of issuance, from time to time during a three year issuance period until April 26, 2015. Subject to the right of the noteholders to receive certain equal and ratable collateral under certain circumstances specified in the facilities, these notes will be unsecured. The term of each note issuance will be selected by the Company and will range from five (5) to fifteen (15) years (with an average life of no longer than twelve (12) years). The proceeds of any issuance under the facility will be used for general corporate purposes, including working capital and capital expenditures, to refinance existing indebtedness and/or to fund potential acquisitions. The facility contains customary representations and warranties of the Company and MetLife. The facility also contains customary events of default and certain covenants which will limit the Company’s ability beyond agreed upon thresholds, to, among other things: (i) incur additional debt (including a covenant which limits consolidated leverage to 3.5 times earnings before interest, taxes, depreciation and amortization and certain other adjustments); (ii) incur liens; (iii) make dispositions of assets; (iv) enter into transactions with affiliates and (v) merge, consolidate, transfer, sell or lease all or substantially all of the Company’s assets. These covenants are subject to a number of important exceptions and qualifications set forth in the facility.

The description of the MetLife facility in this Form 8-K is a summary and is qualified in its entirety by the terms of the facility. A copy of the Master Note Facility, dated as of April 27, 2012, between the Company and MetLife is attached hereto as Exhibit 4.1 and incorporated herein by reference.

Amendments to Existing Private Placement Shelf Facilities

On April 27, 2012, the Company amended its Private Shelf Agreement, dated as of August 9, 2010, by and among the Company, Prudential Investment Management, Inc. and each Prudential affiliate which becomes party thereto (collectively, “Prudential”), to increase the aggregate principal amount of notes available under the facility from $250,000,000 to $350,000,000 and to extend the outside date for the issuance period to April 26, 2015. As of the date hereof, notes in the aggregate principal amount of $100,000,000 have been issued under the Prudential Private Shelf Agreement.

The description of the amendment to the Prudential facility in this Form 8-K is a summary and is qualified in its entirety by the terms of the amendment. A copy of the Amendment to the Private Shelf Agreement, dated as of August 9, 2010, by and among the Company and Prudential is attached hereto as Exhibit 4.2 and incorporated herein by reference.

Additionally, on April 27, 2012, the Company amended its Master Note Facility, dated as of August 9, 2010, by and among the Company, New York Life Investment Management LLC and each NY Life affiliate which becomes party thereto (collectively, “NY Life”), as amended, to increase the aggregate principal amount of notes available under the facility from $150,000,000 to $225,000,000 and to extend the outside date for the issuance period to April 26, 2015. As of the date hereof, notes in the aggregate principal amount of $100,000,000 have been issued under the NY Life Master Note Facility.

The description of the amendment to the NY Life facility in this Form 8-K is a summary and is qualified in its entirety by the terms of the amendment. A copy of the Second Amendment to Master Note Facility, dated as of April 27, 2012, by and among the Company and NY Life, as amended, is attached hereto as Exhibit 4.3 and incorporated herein by reference.

ITEM 8.01. OTHER EVENTS.

On April 30, 2012, Henry Schein, Inc. issued a press release announcing the new MetLife private placement shelf facility and the increased amounts available under its existing private placement shelf facilities, which press release is attached hereto and incorporated herein by reference as Exhibit 99.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

4.1	Master Note Facility, dated as of April 27, 2012, by and among the Company, Metropolitan Life Insurance Company, Metlife Investment Advisors Company, LLC and each MetLife affiliate which becomes party thereto.

4.2	Amendment to the Private Shelf Agreement, dated as of August 9, 2010, by and among the Company, Prudential Investment Management, Inc. and each Prudential affiliate which becomes party thereto.

4.3	Second Amendment to Master Note Facility, dated as of August 9, 2010, by and among the Company, New York Life Investment Management LLC and each NY Life affiliate which becomes party thereto, as amended.

99.1	Press Release dated April 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HENRY SCHEIN, INC.

Date: April 30, 2012	By:	/s/ Michael S. Ettinger
	Name:	Michael S. Ettinger
	Title:	Senior Vice President and General Counsel